TEMPUR SEALY FILES CASE TO ENJOIN FTC’S ADMINISTRATIVE MERGER CHALLENGE

–Company Argues FTC is Violating Constitutional Protections

LEXINGTON, KY, October 4, 2024 – Tempur Sealy International, Inc. (NYSE: TPX, "Company" or "Tempur Sealy") today filed a complaint in the United States District Court for the Southern District of Texas (the “Southern District of Texas”) seeking an injunction against the Federal Trade Commission’s (“FTC”) administrative proceeding challenging the Company’s merger with Mattress Firm Group Inc. (“Mattress Firm”).

The action filed today asks the Southern District of Texas to prevent the FTC from challenging the merger via its own separate administrative proceeding in addition to the federal court proceeding that is pending in the Southern District of Texas, as it violates constitutional protections.

The Company's agreement to acquire Mattress Firm is already being challenged in federal court by the FTC, with the hearing scheduled to begin on November 12, 2024, and expected to last two weeks.

Tempur Sealy Chairman and CEO Scott Thompson commented, "The bedding industry is highly competitive, including thousands of brick-and-mortar storefronts and a vast online marketplace. The combination of Tempur Sealy and Mattress Firm will deliver incremental benefits to consumers and opportunities for employees, from enhanced product innovation to an improved customer buying experience and strengthening the entire financial position for the Company. We intend to vigorously defend our transaction in the upcoming trial in federal court, which is the proper forum to address this issue.”

The Company continues to believe that a successful litigation process can be completed in the coming months, which would allow the transaction to close in late 2024 or early 2025, consistent with previous expectations.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking" within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "will," "targets," "expects," "anticipates," "plans," "proposed," "intends," “believe” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding the expected Mattress Firm acquisition, including the outcome of the pending litigation with the FTC, expectations regarding post-closing supply agreements, future performance, integration of acquired companies with our business and the ability of the Company to close the Mattress Firm acquisition on the timeline indicated or at all. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risks include risks associated with receipt of regulatory approvals and satisfaction of closing conditions prior to consummation of the acquisition, Mattress Firm’s ongoing operations; the ability to successfully integrate Mattress Firm into Tempur Sealy's operations and realize synergies from the transaction; the possibility that the expected benefits of the acquisition are not realized when expected or at all; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector, as well as consumer confidence and the availability of consumer financing; the impact of the macroeconomic environment in both the U.S. and internationally on Mattress Firm and the Company; uncertainties arising from national and global events; industry competition; the effects of consolidation of retailers on revenues and costs; and consumer acceptance and changes in demand for Mattress Firm's and the Company's products and the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy® and Stearns & Foster® and our popular non-branded offerings consist of value-focused private label and OEM products. At Tempur Sealy we understand the importance of meeting our customers wherever and however they want to shop and have developed a powerful omni-channel retail strategy. Our products allow for complementary merchandising strategies and are sold through third-party retailers, our over 750 Company-owned stores worldwide and our e-commerce channels. With the range of our offerings and variety of purchasing options, we are dedicated to continuing to turn our mission to improve the sleep of more people, every night, all around the world into a reality.

Importantly, we are committed to carrying out our global responsibility to protect the environment and the communities in which we operate. As part of that commitment, we have established the goal of achieving carbon neutrality for our global wholly owned operations by 2040.

Tempur Sealy Investor Relations Contact

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com